Amendment to the Wyeth Management Incentive Plan

The Wyeth Management Incentive Plan, as amended through November 20, 2003, is further amended and clarified (as set forth in Section XII(3)(a)(i)), effective as of January 1, 2005 (unless otherwise provided), by adding the following Section XII immediately following Section XI thereof:

"XII. Section 409A Amendments

Notwithstanding anything in the Plan to the contrary, effective as of January 1, 2005 (unless otherwise provided), the Plan is amended as set forth in this Section XII in order to avoid adverse or unintended tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable rules and regulations thereunder ("Section 409A") to any Participant. The provisions of this Section XII shall apply to the entire portion of a Participant's award under the Plan, notwithstanding any contrary provision of the Plan, and shall supersede the other provisions of the Plan to the extent necessary to eliminate inconsistencies between this Section XII and such other provisions. References to Sections are references to sections in the Plan, unless otherwise provided.

(1)	Payments to Participants Separating from Service in 2005

A Participant who (a) incurs a separation from service pursuant to Section 409A (a "Separation from Service") in 2005 and (b) as of December 31, 2005, has a Contingent Award Account credited with more than 4,000 shares of Company Common Stock (appropriately adjusted for stock splits or other corporate restructurings), shall be permitted to elect, by no later than December 31, 2005, the specified date on which distribution of his Contingent Award Account shall commence (the "Distribution Commencement Date"), which date shall be no earlier than the first business day of February in 2007.

(2)	Payment to Participants Separating from Service in 2006 or Later

(a)          Effective as of January 1, 2006, a Participant who will (i) incur a Separation from Service on or after January 1, 2006 and (ii) as of December 31 of the calendar year in which such Separation from Service occurs, has a Contingent Award Account credited with more than 4,000 shares of Company Common Stock (appropriately adjusted for stock splits or other corporate restructurings), shall be permitted to elect, by no later than December 31, 2006, the form of payment of his Contingent Award Account (five or ten annual installments) and a Distribution Commencement Date that is no earlier than the first business day of February of the year following the year in which the Separation from Service occurs; provided, however, that a Participant who incurs a Separation from Service in 2006 and does not make an election pursuant to this Section XII(2)(a) by January 31, 2006 shall not be permitted to elect a Distribution Commencement Date that is earlier than the first business day of February in 2008.

(b)          Effective as of January 1, 2006, the Contingent Award Account of a Participant described in Section XII(2)(a) who satisfies the requirements described in Section VI(4), but who does not make an election in accordance with Section XII(2)(a), shall be distributed to such Participant in five approximately equal annual installments, commencing on the first business day of February (i) in 2008, if the Separation from Service is in 2006, and (ii)

in the calendar year following the end of the calendar year in which the Participant's Separation from Service occurs, if the Separation from Service occurs on or after January 1, 2007.

(3)	General Rules
(a)	Notwithstanding anything in this Section XII to the contrary:

(i)           Installment payments (subsequent to the first installment payment to a Participant) shall be issued on the anniversary of the Participant's Distribution Commencement Date in each of the four or nine (as the case may be) subsequent calendar years.

(ii)          All Participant elections made through December 31, 2006 regarding distribution of the Contingent Award Account shall be deemed pursuant to Q&A 19(c) of Notice 2005-1 promulgated by the U.S. Treasury Department and the Internal Revenue Service, as amended by the preamble to the proposed Treasury Regulations under Section 409A of the Code, issued on September 29, 2005.

(iii)        To the extent that any Participant receives in 2005 a distribution of all, or any portion of, his Contingent Award Account, such distribution shall be deemed a termination of such Participant's participation in the Plan with respect to all or such portion of the Participant's Contingent Award Account, in accordance with Q&A 20(a) of Notice 2005-1 promulgated by the U.S. Treasury Department and the Internal Revenue Service.

(iv)         Distribution of a Participant's Contingent Award Account shall be made in accordance with the provisions of Section 409A and, to the extent that such payments are issued in connection with a Participant's Separation from Service for any reason other than death, such payment shall be delayed for six months and one day to the extent the Committee determines that such delay is necessary to avoid the imposition on any Participant of an additional tax or interest under Section 409A.

(v)          With respect to a Participant's Contingent Award Account, the Retirement Committee of Wyeth shall have the unilateral right to amend or modify the Plan and to amend or modify (A) any Participant elections under the Plan and (B) the time and manner of any payment of benefits under the Plan in accordance with Section 409A, in each case, without the consent of any employee or Participant, to the extent that the Retirement Committee deems such action to be necessary or advisable to avoid the imposition on any Participant of an additional tax or interest under Section 409A. Any determinations made by the Retirement Committee under this Section XII(3)(v) shall be final, conclusive and binding on all persons."

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Except as set forth herein, the Plan remains in full force and effect.